Media Contact:	Investor Contact:
Chris Toth	Dan Rumsey, General
EVC Group, Inc.	Counsel and Acting CFO
415-896-2005	408-866-3666
ctoth@evcgroup.com	dan.rumsey@p-com.com

Doug Sherk, Jennifer Beugelmans
EVC Group, Inc.
415-896-6820
jbeugelmans@evcgroup.com

P-COM REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

2004 Revenue up 17%
Demand for License-Exempt SPEEDLAN Product Family Growing

CAMPBELL, Calif., February 8, 2005 -- P-Com, Inc. (OTC Bulletin Board: PCMC), a worldwide provider of broadband wireless access products and services to carriers, commercial enterprises and government agencies, today reported net sales of $4.5 million for the fourth quarter of the year ended December 31, 2004, compared with $5.7 million for the fourth quarter of 2003. Net sales for the year ended December 31, 2004 were $24.4 million, up 17 percent compared with $20.8 million for the year ended December 31, 2003. The increase in revenue for the full year reflects increased sales in both of the Company’s licensed and license-exempt product lines.

Operating expenses for the quarter ended December 31, 2004 were $3.9 million, compared with $3.5 million for the fourth quarter of 2003. Operating expenses for the full year 2004 were $16.3 million, compared with $18.9 million in 2003. Gross profit margin was 14 percent in the fourth quarter, compared with 22 percent in the fourth quarter of 2003. For the year ended December 31, 2004, gross profit was 23 percent compared with 1 percent for the year ended December 31, 2003. Excluding charges to inventory, gross margins were 19 percent for the year ended December 31, 2003.

Net loss for the quarter ended December 31, 2004 was $3.7 million, compared with a net loss of $6.0 million for the quarter ended December 31, 2003. Net loss for the year ended December 31, 2004, which included a gain of $7.5 million resulting from the settlement of certain liabilities, was $3.3 million, compared with a net loss of $12.8 million for the year ended December 31, 2003. Including the accretion to increase the Company’s preferred stock to redemption values, the loss applicable to common stockholders for the year ended December 31, 2004 was $5.8 million or a loss of $0.48 per basic and diluted share, compared with a loss of $14.4 million, or a loss of $8.84 per basic and diluted share, in 2003.

“2004 was a very challenging year for P-Com as an organization,” said Sam Smookler, President and CEO of P-Com. “Despite the competitive landscape and the continued malaise in telecom spending, we were able to grow revenues 17 percent compared with last year. In addition, we continued to reduce our overall liabilities, and drive down our cost infrastructure, furthering the progress on our restructuring initiatives that began in 2003.

“Looking ahead to 2005, we remain committed to building a strong foundation to achieve our long term objectives of consistent revenue growth and achieving profitability,” continued Mr. Smookler. “We plan to continue to focus on infrastructure efficiencies, while dedicating resources to support our aggressive new product roadmap, which we believe will support our forecasts for 2005 sales growth. Recognizing the challenges we face regarding our cash position, we also plan to pursue other opportunities to merge with or acquire companies with complementary product lines. We believe that these types of opportunities may provide strong catalysts that will help us achieve our corporate objectives.”

Recent Corporate Developments

Throughout the year, P-Com secured orders valued at more than $5.0 million to supply its Encore Plus point-to-point radios to a customer in Latin America. In addition, the Company continued to rebuild its sales infrastructure by adding Beth Kahn as head of sales for license-exempt products and adding other key sales people in Latin America, Asia, Europe, the Middle East and Africa.

In January 2005, the Chinese government approved the entire SPEEDLAN family of products for sale in China. The Company also further strengthened its opportunities in the region when it entered into a joint venture agreement in China with Nanjiang Putian, during the fourth quarter. Nanjian Putian is one of China's largest manufacturers and suppliers of telecom equipment. Nanjian Putian is currently marketing P-Com’s licensed and unlicensed products to large mobile carriers and corporate customers in China.

Additionally, P-Com has received customer orders from around the world from organizations, including a supplier to the Department of Defense and a Saudi Arabian systems integrator that used P-Com license-exempt products to power the broadband wireless infrastructure of the Marriott Riyadh hotel.

“We were very encouraged by the momentum in our license-exempt business sales during 2004,” continued Mr. Smookler. “Demand for our SPEEDLAN product family has been growing, as our products continue to gain acceptance with global operators and infrastructure providers. In the third quarter, we introduced the SPEEDLAN 9200, our latest license-exempt product that facilitates use of 5.8 GHz and 2.4 GHz OFDM technologies, with up to 54Mbp of bandwidth. We are excited about the opportunities that we see developing in the license-exempt business and believe that our products have a competitive advantage that can service customer needs,” concluded Mr. Smookler.

Outlook

For the full year 2005, the Company expects to achieve revenue growth of at least 20 percent. The Company also expects to significantly reduce quarterly expenses relating to legacy items from the current level of approximately $700,000 per quarter to less than $400,000 by the first quarter of 2006. This significant reduction in quarterly expenses will be achieved as legacy expenses associated with prior operations and discontinued product lines are extinguished.

Conference Call

Management will host a conference call to discuss P-Com’s fourth quarter and full year ended results today, Tuesday, February 8, 2005 at 10:00 a.m. Pacific, 1:00 p.m. Eastern. The dial in number for the conference call is 800-218-0713 for domestic participants and 303-262-2131 for international participants. A live webcast will also be available on the Company’s website at www.p-com.com on the Investor Relations page.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through 11:59 p.m. Pacific on Tuesday, February 15, 2005. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11021053#. An archived copy of the webcast will also be available following the call on the Company’s website.

About P-Com, Inc.
P-Com, Inc. develops, manufactures, and markets point-to-point, spread spectrum and point-to-multipoint, wireless access systems to the worldwide telecommunications market. P-Com’s broadband wireless access systems are designed to satisfy the high-speed, integrated network requirements of Internet access and private networks. Cellular and personal communications service (PCS) providers utilize P-Com point-to-point systems to provide backhaul between base stations and mobile switching centers. Government, utility, and business entities use P-Com systems in public and private network applications. For more information visit www.p-com.com or call 408-866-3666.

Use of Non-GAAP Measures
The Company believes that non-GAAP measures of net loss before the accretion to increase preferred stock to redemption values is an appropriate measure for evaluating the operating performance of the Company because this information provides investors and others with a measure of operating results without regard to costs associated with the accretion to increase preferred stock to redemption values and other income and debits associated with events that the Company considers to be non-recurring. This in turn should allow investors to compare the Company’s results of operations with those of other companies on a more comparable basis.

Safe Harbor
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for P-Com's markets and the demand for its products. Factors that could cause P-Com's actual results to differ materially from these forward-looking statements include the Company's ability to achieve positive cash flow given the Company’s existing and anticipated operating and other costs and current sales trends; the Company’s deteriorating cash position and its need to raise additional capital, and whether that capital is available on acceptable terms, if at all; the Company’s ability to negotiate payment terms with its creditors, and settle outstanding litigation; the continued intense competition from leading telecommunications equipment and technology suppliers resulting in lower average selling prices; fluctuations in customer demand; reliance upon subcontractors; the ability of P-Com’s customers to finance their purchases; the timing of new technology and product introductions; and the risk of early obsolescence. Please refer to our reports and filings with the Securities and Exchange Commission, including our reports on Form 10-K, 10-Q and 8-K, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003

Sales	$4,484	$5,689	$24,381	$20,841
Cost of sales	3,871	4,422	18,882	20,604
Gross profit (loss)	612	1,267	5,499	237

Gross margin	14%	22%	23%	1%
Operating expenses:
Research and development/engineering	1,151	1,294	4,976	6,099
Selling and marketing	1,583	913	6,772	3,557
General and administrative	1,169	1,304	4,552	5,607
Asset impairment and restructuring charges	—	—	—	3,712
Total operating expenses	3,903	3,511	16,300	18,975

Operating expense as a percentage of sales	87%	62%	67%	91%

Operating loss	(3,291)	(2,244)	(10,801)	(18,738)

Interest expense	(383)	(624)	(688)	(2,249)
Gain on debt extinguishment	—	(3,763)	—	6,499
Other income (expense), net	(35)	622	8,252	3,739

Loss from continuing operations	(3,709)	(6,009)	(3,235)	(10,749)

Discontinued operations	—	121	(40)	(2,137)
Net loss	(3,709)	(5,888)	(3,275)	(12,886)

Preferred stock dividends and accretion to increase
preferred stock to redemption values	(417)	(1,521)	(2,548)	(1,521)
Loss applicable to common stockholders	$(4,127)	$(7,409)	$(5,823)	$(14,407)

Basic and diluted loss per share:
Loss from continuing operations	$(0.24)	$(1.86)	$(0.48)	$(6.80)
Loss from discontinued operations				(1.18)
Accretion on preferred stock	(0.03)	(0.47)		(0.84)
Basic and diluted net loss per share applicable to
common stockholders	$(0.26)	$(2.33)	$(0.48)	$(8.84)

Shares used in basic and diluted per share computation	15,358	3,230	11,971	1,805

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31,	December 31,
ASSETS	2004	2003
Current assets:
Cash and cash equivalents	$2,280	$6,185
Accounts receivable, net	3,034	4,801
Inventory	4,561	5,258
Prepaid expenses and other assets	1,519	2,216
Assets of discontinued operations	—	40
Total current assets	11,394	18,500
Property and equipment, net	1,755	3,807
Goodwill	11,991	11,981
Others Assets	328	277
Total Assets	$25,467	$34,565

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$3,139	$4,035
Other accrued liabilities	4,602	8,226
Loan payable to bank		1
Note payable-current	2,076
Deferred contract obligations		8,000
Liabilities of discontinued operations	249	313
Total current liabilities	10,066	20,575

Long-Term Liabilities:
Other long term liability	1,742	6
Total long term liabilities	1,742	6
Total liabilities	11,808	20,581

Series B, C and D preferred stock	6,106	4,230

Stockholders' equity:
Common Stock	35	25
Treasury Stock	(74)	(74)
Additional paid-in capital	376,430	373,181
Accumulated deficit	(368,829)	(363,174)
Accumulated other comprehensive loss	(9)	(204)
Total Stockholders ' equity	7,553	9,754
Total liabilities and stockholders' equity	$25,467	$34,565